SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Pax World Funds Series Trust I
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Dear Shareholders,

I am writing to ask for your vote on the proposed reorganization and merger (the “Merger”) of the Pax World International Fund into the Pax World International ESG Index Fund at a special meeting of shareholders to be held on March 17, 2014.  The Pax World International ESG Index Fund is a newly-organized fund that will commence operations upon consummation of the Merger.

The Pax World International ESG Index Fund will seek investment returns that closely correspond to the price and yield performance, before fees and expenses, of the MSCI EAFE ESG Index (the “Index”), which is created and maintained by MSCI, Inc.  The Index consists of equity securities of issuers organized or operating in developed market countries around the world excluding the U.S. and Canada that have high sustainability or environmental, social and governance (ESG) ratings relative to their sector and industry group peers, as rated by MSCI ESG Research annually.

Like the Pax World International Fund, the Pax World International ESG Index Fund will invest primarily in companies in developed markets around the world, excluding the U.S. and Canada, which meet certain sustainability or environmental, social and governance (ESG) standards.  The new Fund will employ a passively-managed approach of seeking to match the performance of the Index, however, which differs from the actively-managed approach followed by the Pax World International Fund.

Should the Merger be approved, the expenses borne by shareholders will be lower than Pax World International Fund’s current expenses.

Should the Merger be approved, your current investment in the Pax World International Fund will, in effect, be exchanged for an equal investment (that is, dollar value) in the Pax World International ESG Index Fund.  Your shares in the International Fund will, in effect, be converted into shares of the International ESG Index Fund, and the International Fund will be dissolved.

More information on the specific details of and reasons for the Merger is contained in the enclosed Proxy/Information Statement/Prospectus. Please read it carefully.

Although we would like very much to have each shareholder attend the meeting, we realize this may not be possible. Whether or not you plan to be present, however, we need your vote. We urge you to review the enclosed materials thoroughly. Once you’ve determined how you would like your interests to be represented, please promptly complete, sign, date and return the enclosed proxy card(s), vote by telephone or record your voting instructions on the Internet. A postage-paid envelope is enclosed for mailing, and telephone and Internet voting instructions are listed at the top of your proxy card(s).

We are enthusiastic about the prospects of merging the Pax World International Fund into the Pax World International ESG Index Fund and believe it will benefit shareholders.

Thank you for your cooperation in voting on this important proposal.  If you have questions, please call your financial representative or our service representatives toll-free at (866) 612-1829.

We appreciate your participation and prompt response in this matter and thank you for your continued support.

Sincerely yours,

Joseph F. Keefe
Chief Executive Officer

THE TRUSTEES OF THE PAX WORLD INTERNATIONAL FUND UNANIMOUSLY RECOMMEND THAT YOU VOTE FOR THE MERGER.

YOUR VOTE IS IMPORTANT. YOU CAN VOTE BY TOUCH-TONE TELEPHONE, VIA INTERNET OR BY COMPLETING THE ENCLOSED PROXY CARD. A SELF-ADDRESSED POSTAGE-PAID ENVELOPE HAS BEEN ENCLOSED FOR YOUR CONVENIENCE.